Contact Information: Investor Relations 941-556-2601 investor-relations@ropertech.com	Roper Technologies, Inc.

Roper Technologies Announces Record First Quarter Results
and Increases Full Year Guidance

Sarasota, Florida, April 27, 2021 ... Roper Technologies, Inc. (NYSE: ROP), a leading diversified technology company, reported financial results for the first quarter ended March 31, 2021.

First quarter GAAP and adjusted revenue increased 13% to $1.53 billion, while organic revenue decreased 1% (compared to 4% growth in the first quarter of 2020). GAAP and adjusted gross margin were 65.0%, expanding 160 basis points and 150 basis points, respectively. GAAP diluted earnings per share (“DEPS”) was $2.73, a 20% increase, and adjusted DEPS was $3.60, an 18% increase.

EBITDA increased 20% to $561 million and EBITDA margin expanded 220 basis points to 36.7%. Operating cash flow increased 54% to $560 million, representing 37% of revenue, and free cash flow increased 54% to $543 million.

“We are very pleased with the strong performance by our businesses in the first quarter,” said Neil Hunn, Roper’s President and CEO. “We grew revenue, EBITDA, DEPS, and cash flow double-digits. Our 2020 software acquisitions, led by Vertafore, continue to perform very well. We also reduced our debt by approximately $500 million in the quarter, once again demonstrating our ability to quickly de-lever after acquisitions.”

“The quality of our enterprise continues to improve as we see meaningful growth in our recurring revenue base,” said Mr. Hunn. “We are also encouraged by signs of recovery across end-markets that were impacted by the pandemic. As a result, we are very well positioned for continued double-digit compounding.”

Increasing 2021 Guidance

The Company now expects full year adjusted DEPS of $14.75 - $15.00, compared to previous guidance of $14.35 - $14.75.

For the second quarter of 2021, the Company expects adjusted DEPS of $3.61 - $3.65.

The Company’s guidance excludes the impact of unannounced future acquisitions or divestitures.

Conference Call to be Held at 7:30 AM (ET) Today

A conference call to discuss these results has been scheduled for 7:30 AM ET on Tuesday, April 27, 2021. The call can be accessed via webcast or by dialing +1 844-750-4898 (US/Canada) or +1 412-317-5294 and referencing Roper Technologies. Webcast information and conference call materials will be made available in the Investors section of Roper’s website (www.ropertech.com) prior to the start of the call. The webcast can also be accessed directly by using the following URL https://event.webcast. Telephonic replays will be available for up to two weeks and can be accessed by dialing +1 412-317-0088 with access code 10154556.

Use of Non-GAAP Financial Information

The Company supplements its consolidated financial statements presented on a GAAP basis with certain non-GAAP financial information to provide investors with greater insight, increase transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial schedules or tables. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP, and the financial results prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated.

Table 1: Adjusted Revenue, Gross Profit and EBITDA Reconciliation ($M)

	Q1 2020	Q1 2021		V %
Adjusted Revenue Reconciliation
GAAP Revenue	$1,351	$1,529		13%
Purchase accounting adjustment to acquired deferred revenue	2	1	A
Adjusted Revenue	$1,353	$1,530		13%

Components of Adjusted Revenue Growth
Organic				(1)%
Acquisitions/Divestitures				12%
Foreign Exchange				1%
Rounding				1%
Total Adjusted Revenue Growth				13%

Adjusted Gross Profit Reconciliation
GAAP Gross Profit	$857	$994
Purchase accounting adjustment to acquired deferred revenue	2	1	A
Adjusted Gross Profit	$859	$995		16%

GAAP Gross Margin	63.4%	65.0%		+160 bps
Adjusted Gross Margin	63.5%	65.0%		+150 bps

Adjusted EBITDA Reconciliation
GAAP Net Earnings	$240	$289
Taxes	64	78
Interest Expense	45	61
Depreciation	13	15
Amortization	102	147
EBITDA	$465	$589		27%

Purchase accounting adjustment to acquired deferred revenue and commission expense	2	—	A
Gain on sale related to minority investment in Sedaru	—	(28)
Adjusted EBITDA	$467	$561		20%
% of Adjusted Revenue	34.5%	36.7%		+220 bps

Table 2: Adjusted DEPS Reconciliation B

	Q1 2020	Q1 2021		V %
GAAP DEPS	$2.28	$2.73		20%
Purchase accounting adjustment to acquired deferred revenue and commission expense	0.02	—	A
Amortization of acquisition-related intangible assets C	0.75	1.08
Gain on sale related to minority investment in Sedaru	—	(0.21)
Adjusted DEPS	$3.05	$3.60		18%

Table 3: Free Cash Flow Reconciliation ($M)

	Q1 2020	Q1 2021	V %
Operating Cash Flow	$364	$560	54%
Capital Expenditures	(8)	(9)
Capitalized Software Expenditures	(3)	(7)
Free Cash Flow	$353	$543	54%

Table 4: Forecasted Adjusted DEPS Reconciliation B

	Q2 2021		FY 2021
	Low End	High End	Low End	High End
GAAP DEPS	$2.54	$2.58	$10.70	$10.95
Purchase accounting adjustment to acquired deferred revenue and commission expense A	(0.01)	(0.01)	(0.04)	(0.04)
Amortization of acquisition-related intangible assets C	1.08	1.08	4.30	4.30
Gain on sale related to minority investment in Sedaru	—	—	(0.21)	(0.21)
Adjusted DEPS	$3.61	$3.65	$14.75	$15.00

A.	2021 actual results and forecast of estimated acquisition-related fair value adjustments to deferred revenue and commission expense related to the acquisition of Vertafore as shown below ($M except per share data).
		Q1 2020A	Q1 2021A	Q2 2021E	FY 2021E
	Pretax	$2	$—	$(1)	$(5)
	After-tax	$2	$—	$(1)	$(4)
	Per Share	$0.02	$—	$(0.01)	$(0.04)

B.	All 2020 and 2021 adjustments taxed at 21%.

C.	Actual results and forecast of estimated amortization of acquisition-related intangible assets as shown below ($M, except per share data).
		Q1 2020A	Q1 2021A	Q2 2021E	FY 2021E
	Pretax	$101	$145	$145	$578
	After-tax	$79	$115	$114	$457
	Per share	$0.75	$1.08	$1.08	$4.30

Note: Numbers may not foot due to rounding.

About Roper Technologies

Roper Technologies is a constituent of the S&P 500, Fortune 1000, and the Russell 1000 indices. Roper operates businesses that design and develop software (both license and software-as-a-service) and engineered products and solutions for a variety of niche end markets. Additional information about Roper is available on the Company’s website at www.ropertech.com.

The information provided in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements may include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth, profit and cash flow expectations. Forward-looking statements may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes," "intends" and similar words and phrases. These statements reflect management's current beliefs and are not guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. Such risks and uncertainties include the effects of the COVID-19 pandemic on our business, operations, financial results and liquidity, including the duration and magnitude of such effects, which will depend on numerous evolving factors which we cannot accurately predict or assess, including: the duration and scope of the pandemic; the negative impact on global and regional markets, economies and economic activity; actions governments, businesses and individuals take in response to the pandemic; the effects of the pandemic, including all of the foregoing, on our customers, suppliers, and business partners, and how quickly economies and demand for our products and services recover after the pandemic subsides. Such risks and uncertainties also include our ability to identify and complete acquisitions consistent with our business strategies, integrate acquisitions that have been completed, realize expected benefits and synergies from, and manage other risks associated with, the newly acquired businesses. We also face other general risks, including our ability to realize cost savings from our operating initiatives, general economic conditions and the conditions of the specific markets in which we operate, changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, cybersecurity and data privacy risks, including litigation resulting therefrom, risks related to political instability, armed hostilities, incidents of terrorism, public health crises (such as the COVID-19 pandemic) or natural disasters, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with litigation, including asbestos related litigation, potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products. Important risks may be discussed in current and subsequent filings with the SEC. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

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Roper Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Amounts in millions)

	March 31, 2021	December 31, 2020
ASSETS:

Cash and cash equivalents	$331.0	$308.3
Accounts receivable, net	792.0	863.0
Inventories, net	206.0	198.4
Income taxes receivable	13.2	21.9
Unbilled receivables	268.0	241.7
Other current assets	129.2	119.0
Total current assets	1,739.4	1,752.3

Property, plant and equipment, net	134.6	140.6
Goodwill	14,405.3	14,395.2
Other intangible assets, net	7,066.8	7,206.9
Deferred taxes	102.3	104.0
Other assets	422.7	425.8
Total assets	$23,871.1	$24,024.8

LIABILITIES AND STOCKHOLDERS' EQUITY:

Accounts payable	$190.9	$177.8
Accrued compensation	234.0	286.1
Deferred revenue	1,023.4	994.6
Other accrued liabilities	448.5	457.0
Income taxes payable	64.0	26.9
Current portion of long-term debt, net	502.1	502.0
Total current liabilities	2,462.9	2,444.4

Long-term debt, net of current portion	8,571.8	9,064.5
Deferred taxes	1,571.6	1,562.5
Other liabilities	499.1	473.6
Total liabilities	13,105.4	13,545.0

Common stock	1.1	1.1
Additional paid-in capital	2,138.9	2,097.5
Retained earnings	8,776.0	8,546.2
Accumulated other comprehensive loss	(132.4)	(147.0)
Treasury stock	(17.9)	(18.0)
Total stockholders' equity	10,765.7	10,479.8

Total liabilities and stockholders' equity	$23,871.1	$24,024.8

Roper Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (unaudited)
(Amounts in millions, except per share data)

	Three months ended March 31,
	2021	2020
Net revenues	$1,528.6	$1,350.7
Cost of sales	534.8	493.9
Gross profit	993.8	856.8

Selling, general and administrative expenses	593.3	507.6
Income from operations	400.5	349.2

Interest expense, net	60.6	45.4
Other income (expense), net	27.0	0.8

Earnings before income taxes	366.9	304.6

Income taxes	77.9	64.3

Net earnings	$289.0	$240.3

Net earnings per share:
Basic	$2.75	$2.30
Diluted	$2.73	$2.28

Weighted average common shares outstanding:
Basic	105.0	104.3
Diluted	106.0	105.3

Roper Technologies, Inc. and Subsidiaries
Selected Segment Financial Data (unaudited)
(Amounts in millions; percentages of net revenues)

	Three Months Ended March 31,
	2021		2020
	Amount	%	Amount	%
Net revenues:
Application Software	$576.6		$405.1
Network Software & Systems	440.2		438.2
Measurement & Analytical Solutions	381.0		365.2
Process Technologies	130.8		142.2
Total	$1,528.6		$1,350.7

Gross profit:
Application Software	$398.7	69.1%	$270.4	66.7%
Network Software & Systems	299.4	68.0%	293.2	66.9%
Measurement & Analytical Solutions	224.7	59.0%	214.6	58.8%
Process Technologies	71.0	54.3%	78.6	55.3%
Total	$993.8	65.0%	$856.8	63.4%

Operating profit*:
Application Software	$153.7	26.7%	$97.6	24.1%
Network Software & Systems	135.5	30.8%	138.7	31.7%
Measurement & Analytical Solutions	124.1	32.6%	114.0	31.2%
Process Technologies	38.3	29.3%	43.3	30.5%
Total	$451.6	29.5%	$393.6	29.1%

*Segment operating profit is before unallocated corporate general and administrative expenses. These expenses were $51.1 and $44.4 for the three months ended March 31, 2021 and 2020, respectively.

Roper Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(Amounts in millions)

	Three months ended March 31,
	2021	2020
Cash flows from operating activities:
Net earnings	$289.0	$240.3
Adjustments to reconcile net earnings to cash flows from operating activities:
Depreciation and amortization of property, plant and equipment	14.7	12.8
Amortization of intangible assets	146.6	101.8
Amortization of deferred financing costs	3.4	2.1
Non-cash stock compensation	32.9	27.7
Gain on sale of assets, net of tax	(21.6)	—
Income tax provision, excluding tax associated with gain on sale of assets	72.4	64.3
Changes in operating assets and liabilities, net of acquired businesses:
Accounts receivable	70.3	69.1
Unbilled receivables	(22.2)	(43.1)
Inventories	(8.2)	(10.3)
Accounts payable and accrued liabilities	(46.4)	(70.2)
Deferred revenue	60.5	3.6
Cash income taxes paid	(17.8)	(24.1)
Other, net	(14.0)	(10.1)
Cash provided by operating activities	559.6	363.9

Cash flows from (used in) investing activities:
Acquisitions of businesses, net of cash acquired	—	(2.8)
Capital expenditures	(9.1)	(7.9)
Capitalized software expenditures	(7.2)	(2.6)
Proceeds from (used in) disposal of businesses	(0.1)	(3.7)
Proceeds from sale of assets	27.1	—
Cash from (used in) investing activities	10.7	(17.0)

Cash flows from (used in) financing activities:
Borrowings (payments) under revolving line of credit, net	(495.0)	—
Cash dividends to stockholders	(58.8)	(53.1)
Proceeds from stock-based compensation, net	4.4	12.1
Treasury stock sales	4.7	2.8
Other	(0.5)	(0.5)
Cash flows used in financing activities	(545.2)	(38.7)

Effect of foreign currency exchange rate changes on cash	(2.4)	(18.1)

Net increase in cash and cash equivalents	22.7	290.1

Cash and cash equivalents, beginning of period	308.3	709.7

Cash and cash equivalents, end of period	$331.0	$999.8